Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. NAMES DENNIS R. FARROW CHIEF OPERATING OFFICER

GLENDALE, Calif., July 10, 2006 — IHOP Corp. (NYSE: IHP) today announced the appointment of Dennis R. Farrow to the position of Chief Operating Officer, effective September 5, 2006. In this position, Mr. Farrow will be responsible for all areas of the Company’s Restaurant Operations function, including the strategic and tactical leadership of its Franchise and Company Operations groups.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “Over the last four years IHOP has been focused on three primary strategic imperatives — energizing the brand, maximizing franchise development, and operations excellence. Our success has been driven by the progress we have made against each of these strategies; the addition of Dennis to the IHOP team will allow us to make considerable improvements against the latter — operations excellence. Dennis possesses an impressive track record of driving operational performance within both franchise and company restaurants. His leadership will be invaluable as IHOP looks to enhance all aspects of Restaurant Operations, improve hospitality and service within our restaurants, and achieve world class operational processes and results for the IHOP system.”

Commenting on his new position, Mr. Farrow stated, “IHOP has a rich heritage and is a brand that I have admired for some time. I have worked with Julia in the past, and have great respect for her and her management team and the strategies they have implemented. I look forward to working closely with the franchisees and employees to ensure IHOP guests leave happy after every visit.”

Mr. Farrow most recently served as Senior Vice President of Operations for Wendy’s International’s Midwest Region. In this role, he was responsible for the stewardship and management of more than 1,100 Wendy’s franchise and company-operated locations with annual sales in excess of $1.5 billion. Previously, Mr. Farrow was Senior Director of Operations Services for Taco Bell Corp., where he led significant organizational and cultural change. Prior to Taco Bell, Mr. Farrow began his career in sales and sales management for Baxter Healthcare Corporation. Previously, he served in the United States Army as an Infantry Officer. Mr. Farrow received a BS in International Affairs from the United States Military Academy at West Point, and a Master’s of Science in Management from the Kellogg School of Business at Northwestern University.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

IHOP CORP.  •  INTERNATIONAL HOUSE OF PANCAKES, INC.  • IHOP REALTY CORP.  • IHOP PROPERTIES, INC.  • IHOP ENTERPRISES, INC.

IHOP Corp.

to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp. As of March 31, 2006, the end of IHOP’s first quarter, there were 1,252 IHOP restaurants in 48 states and Canada. IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.